                                                                    Exhibit 10.8


                    [Letterhead of Capital Cities/ABC, Inc.]


                                February 3, 1995


Brown Williams
PEB, Inc.
47 Hulfish Street
Princeton, NJ  08542

Dear Sam:

      This letter will outline and confirm the mutual understanding and agreement between Capital Cities/ABC Multimedia Group ("CC/ABC") and PEB, Inc. ("PEB"), for CC/ABC to license PEB'S insertion system on the terms and conditions set forth below.

      The parties anticipate that the provisions set forth below will be reflected in a more definitive agreement. The definitive agreement may also include other representations, warranties, conditions and indemnities. Pending negotiation and execution of a more definitive agreement this letter agreement shall constitute the binding agreement of the parties.

      1. The System. The System shall consist of hardware and software designed to permit the seamless insertion of an image into a live broadcast on a real time basis so that the inserted image appears to be part of the background or scene being broadcast without any degradation of the broadcast signal.

      2. License of the System. Subject to the terms and conditions set forth below, PEB will license to CC/ABC the right to use the System in connection with telecasts of events in the Designated Sports as defined below. The System may be used by all programming units of CC/ABC and its subsidiaries, including ABC Sports and ESPN.

      3. Term. The term of the agreement for each of the Designated Sports shall be for a period of one year commencing upon the earlier of (i) the first commercial use of the System in that sport by CC/ABC or any of its subsidiaries or (ii) the first commercial use of the System in that sport by any other local or regional broadcaster. The term "first commercial use" shall mean the insertion of any advertising for which a fee is charged.

      4. Exclusivity. During the term of the Agreement, the rights to be licensed to CC/ABC shall be exclusive to the United States, its territories and possessions (and such additional territories as may be granted by the holders of rights in such events to CC/ABC and its subsidiaries subject to existing PEB agreements) in the following types of sports programming (the "Designated Sports"):

            (a) National Telecasts of football games, including National Football League games (subject, however, to CC/ABC or any subsidiary obtaining requisite approvals, if any, from the rights holders).

            (b) National Telecasts of regular and post-season baseball games whether major league, minor league or college, including the Little League World Series (subject, however, to CC/ABC or any subsidiary obtaining requisite approvals, if any, from the rights holders).

            (c) A "National Telecast" shall consist of a telecast of a single game, or a series of games telecast by a single programming entity during the same broadcast window which in the aggregate is capable of being received by at least 50% of the television households in the case of broadcasts on free over-the-air television (including the ABC Television Network) or 50% of the cable households in the case of broadcasts on cable (including ESPN).

            (d) PEB agrees from the date of this agreement and continuing until the expiration of the exclusivity period for each of the Designated Sports PEB shall not enter into an agreement with any third party unless PEB shall have first notified CC/ABC of the terms of the proposed license and shall have offered CC/ABC the opportunity to enter into an agreement on the same terms and conditions. If CC/ABC does not accept such terms within 10 business days after receipt thereof from PEB, the PEB may enter into an agreement with such third party.

      5. Additional Sports. CC/ABC and PEB agree to negotiate in good faith from time to time concerning the license of the System for use in additional sports. It is the intention of the parties that if CC/ABC materially assists PEB in the developing the System for use in a particular sport, CC/ABC shall have an exclusive right for the use of the System in such sport on terms to be negotiated.

      6. Provision of System. PEB will provide to CC/ABC a minimum of two fully operational systems as well as appropriate personnel to assist CC/ABC in the installation of the System and to train CC/ABC personnel in the operation of the System. Such Systems shall be provided a sufficient time in advance of the date on which the CC/ABC or any subsidiary intends to televise an event to permit CC/ABC to install and test the System. CC/ABC shall submit all requests for the provision of the System at least 10 days prior to the date on which ABC or any subsidiary desires to have the System available for use in a broadcast in the Designated Sports. PEB shall be responsible for maintaining the System in good operating order. If CC/ABC desires the use of additional Systems, PEB agrees to make additional systems available, subject to the parties reaching agreement with respect to the allocation of costs for the acquisition of such additional Systems.

      7. License Fees

            (a) As consideration for the license of the System, CC/ABC shall pay, or shall cause its subsidiaries to pay, to PEB a license fee equal to 30% of the "incremental net advertising revenues" derived by CC/ABC or any subsidiary from the use of the System.

            (b) The term "incremental net advertising revenues" shall mean the advertising revenues actually collected by CC/ABC or any subsidiary from the sale of advertising actually inserted using the System minus any advertising agency commissions. Incremental net advertising revenues shall not include any other advertising revenues collected by CC/ABC or any subsidiary.

            (c) CC/ABC agrees that CC/ABC and its subsidiaries shall be solely responsible for the solicitation and sale of advertising to be inserted utilizing the System. Such insertion advertising shall be sold separately or shall be separately allocated by ABC to reflect the incremental revenue attributable to the use of the System.

            (d) CC/ABC and its subsidiaries shall use their reasonable best efforts to solicit advertising to be inserted with the System. It is expressly understood, however, that neither CC/ABC nor any subsidiary has made any express or implied warranty or representation concerning the amount of advertising revenues that may be generated utilizing the System.

            (e) CC/ABC acknowledges that PEB reasonably has expectations of revenue from the use of the System during the period of exclusivity and that a mechanism to assure fair pricing of the advertising will be developed as part of the more definitive agreement. CC/ABC agrees to use its reasonable best efforts to solicit advertising for the use of the System. It is the intent of CC/ABC to maximize the value of the System.

      8. Termination. If the System is reliably working and in proper order and capable of inserting advertising on a real-time basis during live sporting events in the Designated Sports and in accordance with ABC Sports engineering standards, and neither CC/ABC nor any Subsidiary has used the System or been able to sell any advertising to be inserted by the System for a period of 45 consecutive days during the broadcast season for each of the Designated Sports commencing with the first commercial use of the System, then PEB may, upon 10 days' prior written notice, terminate the Agreement and demand the return of the System.

      9. Publicity. Following the execution of this agreement and the successful test of the System as described in paragraph 10 below, CC/ABC and PEB shall issue mutually acceptable press releases announcing the agreement and the launch of the System. CC/ABC and PEB agree to make available representatives to answer any questions concerning the System and its launch by CC/ABC.

      10. Interim Test of System. CC/ABC agrees to use its reasonable best efforts to use the System during the telecast by the ABC Sports unit of CC/ABC of the NFL Skills Event on February 4, 1995. In no event, however, shall CC/ABC be required to include an image insertion in such telecast if in CC/ABC's judgment such insertion is not of a quality commensurate with CC/ABC's engineering standards. This is the only interim used authorized by this agreement if the test is successful.

      11. FCC Matters. If CC/ABC so requests, PEB agrees to assist CC/ABC in obtaining any FCC approvals that may be necessary and in attending meetings with the FCC staff to explain the use of the System.

      Each party will bear its own expenses in connection with the negotiation, delivery and execution of this letter and the definitive agreement. Each party shall be responsible for the payment of the fees of any broker or finder retained by such party. The parties do not know of any such broker or finder.

      The parties agree that this letter shall constitute a binding commitment and that it shall govern the respective rights and responsibilities of the parties pending negotiation and execution of a more definitive agreement. The parties agree to use their reasonable best efforts to negotiate the definitive agreement as soon as practicable.

      If this letter is acceptable to you, please sign below and return it to us. We look forward to the successful and timely completion of this transaction.

                                        Sincerely,

                                        CAPITAL CITIES/ABC MULTIMEDIA GROUP

                                        By /s/ Michael Dubester
                                           --------------------------------
                                           Michael Dubester, Vice President
                                           Multimedia Group

ACCEPTED AND AGREED TO
PEB, INC.

By /s/ Brown Williams
   --------------------------
   Brown Williams

                                                              8/29/96

Mr. Sam McCleery
PVI, Inc.
47 Hulfish Street
Princeton, New Jersey  08542

      Re: ESPN, Inc. Use of PVI's Insertion System

Dear Sam:

This letter, when signed by both parties, will confirm the recent conversations between ESPN, Inc. ("ESPN") and PVI, Inc. ("PVI") regarding ESPN's license to use PVI's electronic advertising insertion system. In certain respects, this letter will also amend the letter agreement between Captial Cities/ABC, Inc. ("ABC"), on behalf of its self and its subsidiaries, including ABC Sports and ESPN, and PVI (previously, PEB, Inc.) dated February 3, 1995 (the "Agreement"). Unless hereby amended, the parties agree that the terms and conditions of the Agreement shall govern the relationship between ESPN and PVI during the term. Unless otherwise defined, capitalized terms herein will have the same meaning given to them in the Agreement and specifically, Nationally Telecast cable/satellite Delivery College Football Games (on ESPN/ESPN2).

1. PVI acknowledges and agrees that ESPN, Inc. will continue to have the right to use the System during the term and pursuant to the terms and conditions of the Agreement. With respect to football, term of the Agreement shall commence August 31, 1996.

2.    A new Paragraph 12 will be added to the Agreement:

      PVI represents and warrants to ESPN that (a) it has all rights necessary to enter into and perform this Agreement; (b) the System and all constituent elements thereof and its exploitation by ESPN as specified herein will not infringe on any proprietary rights of any third party. PVI will indemnify ESPN, its parent and subsidiary companies, and their respective officers, directors, employees, shareholders and agents, against any and all claims, demands and causes of action related to or arising out of these representations and warranties or any of the other covenants, undertakings or obligations of PVI stated in the Agreement. Any and all results from ESPN's exploitation of the System shall be considered "works made for hire" as that term is understood and interpreted under U.S. and international copyright laws and, as between ESPN and PVI, will be the sole and exclusive property of ESPN. To any extent that all such rights do not vest in ESPN as "works made for hire." PVI hereby irrevocably assigns to ESPN any and all right, title and interest in and to such results, including but not limited to copyright.

3. The parties will, prior to the expiration of the Agreement, each endeavor in good faith to negotiate an extension of the Agreement.

Please indicate your agreement with the above by signing both copies of this letter where indicated below and returning one copy to me. The other copy is for your files. Thank you for your cooperation in this matter.


                                        Very truly yours,

                                        /s/ Robert Jeremiah
                                        Robert Jeremiah
                                        Vice President, Special Sales



ACKNOWLEDGED AND AGREED:

PVI, INC.

By: /s/ Brown F. Williams
    ------------------------
Title: President
       ---------------------
Date: August 31, 1996
      ----------------------

cc: Pamela Miller, Esq. (ABC)
    ESPN Legal Department

                               [Letterhead of PVI]


April 22, 1996

Bruce Maggin
Executive Vice President
ABC Multimedia Group
77 West 66th Street
New York, NY  10023

Dear Bruce:

This will confirm our recent discussions wherein we agreed that because Capital Cities/ABC has yet to sell advertising for national telecasts of either baseball or football games, that any exclusive rights granted to CC/ABC or its affiliates to use, or negotiate for use, the PVI System for telecasts in the United States, or any other territory, are hereby terminated.

PVI values is association with CC/ABC and looks forward to a productive relationship. Therefore, we agree that CC/ABC and its affiliates shall be granted a non-exclusive right to use the PVI System under terms provided in the letter agreement of February 3, 1995 until February 28, 1997.

Yours truly,


Sam McCleery